EXHIBIT 8.1
The Atlantic Building
950 F Street, NW
Washington, DC 20004-1404
202-756-3300
Fax: 202-756-3333
www.alston.com
April 27, 2007
Regions Financial Corporation
1900 Fifth Avenue North
Birmingham, Alabama 35203
Regions Financing Trust II
1900 Fifth Avenue North
Birmingham, Alabama 35203
Goldman, Sachs and Co.
Morgan Keegan & Company, Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Credit Suisse Securities (USA) LLC
JPMorgan Securities Inc.
UBS Securities LLC
Guzman & Co.
c/o Goldman, Sachs and Co.
85 Broad Street
New York, NY 10004
Ladies and Gentlemen:
     We have acted as special tax counsel to Regions Financial Corporation (“Regions”) and Regions Financing Trust II in connection with the issuance of 6.625% Junior Subordinated Notes due 2077 by Regions, the issuance of 6.625% Trust Preferred Securities by Regions Financing Trust II and the filing of two registration statements on Form S-3 (File Nos. 333-124337 and 333-126797) (collectively, the “Registration Statement”) by them under the Securities Act of 1933, as amended. The Junior Subordinated Notes will be issued pursuant to the Indenture for Subordinated Debt Securities dated as of May 15, 2002 between Regions and Deutsche Bank Trust Company Americas, as indenture trustee, as supplemented by the Second Supplemental Indenture dated as of April 27, 2007, between Regions and Deutsche Bank Trust Company Americas, as indenture trustee. The Trust Preferred Securities will be issued pursuant to the Amended and Restated Declaration of Trust of Regions Financing Trust II dated as of April 27, 2007 as offered for sale to investors pursuant to the base prospectus dated August 3, 2005, as supplemented by the prospectus supplement dated April 24, 2007 (the “Prospectus”). Capitalized terms herein used and not otherwise defined shall have the meanings set forth in the Underwriting Agreement, dated April 24, 2007.

     We have reviewed copies of (1) the Prospectus and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have further assumed (i) that all documents submitted to us as originals are authentic, (ii) with respect to all documents supplied to us as drafts, that the final, executed versions of such documents are identical in all material respects to the versions most recently supplied to us, (iii) that each such final version (when executed) is valid and enforceable in accordance with its terms, and (iv) that the Trust Preferred Securities will be sold at the offering price stated on the cover of the Prospectus.
     Based on the foregoing, we are of the opinion that, (i) the Junior Subordinated Notes to be held by Regions Financing Trust II will be classified for United States federal income tax purposes as indebtedness of Regions (although the matter is not free from doubt); (ii) Regions Financing Trust II will be classified for United States federal income tax purposes as a grantor trust and will not be subject to tax as a partnership or an association taxable as a corporation; and (iii) the discussion under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus constitutes an accurate summary of the matters set forth therein in all material respects. In rendering this tax opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or, if challenged, by a court.
     We hereby consent to the filing of this opinion as an exhibit to Regions’ current report on Form 8-K (which is deemed incorporated by reference into the Registration Statement) and to the references to this firm under the headings “Certain United States Federal Income Tax Consequences” and “Validity of Securities” in the Registration Statement and Prospectus without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit. We do not undertake to advise you of any changes in the opinions expressed herein or in the discussion under the heading “Certain United States Federal Income Tax Consequences” contained in the Registration Statement resulting from matters that might hereafter arise or be brought to our attention.
Sincerely,
Charles W. Wheeler
Partner